Exhibit 10.11

Privileged and Confidential

PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE

WEWORK INC.
(Formerly known as The We Company)
2015 EQUITY INCENTIVE PLAN

WeWork Inc. (formerly known as The We Company, and the successor in interest of WeWork Companies Inc., the “Company”) hereby grants to the Grantee, as of the Grant Date, the number of restricted stock units (“RSUs”) as indicated below under the WeWork Inc. 2015 Equity Incentive Plan, as amended from time to time (the “Plan”). Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan, the attached Payable Unit Schedule or the attached Restricted Stock Unit Award Agreement (the “Award Agreement”).

Grantee:	[Full Name]
Grant Date:	[Month Day, Year]
Maximum Number of RSUs:	[Number]
Vesting Schedule:
RSUs that have become Payable Units (as defined below) as of the date of a Liquidity Event (as defined below) will vest on the date of such Liquidity Event. If a Liquidity Event has occurred, any RSU that has not become a Payable Unit as of the date of such Liquidity Event will vest on the date such RSU becomes a Payable Unit. RSUs that vest pursuant to the satisfaction of the foregoing conditions are referred to as “Vested RSUs” and the applicable date on which an RSU becomes a Vested RSU is referred to as its “Vesting Date”.
Payable Units
The RSUs will become “Payable Units” in accordance with the Payable Unit Schedule.
Liquidity Event
“Liquidity Event” means the first to occur of (1) an IPO, (2) an Acquisition or (3) a Public Company Acquisition. An “IPO” shall be deemed to occur upon the effective date of the registration statement filed with the SEC relating to the initial underwritten sale of equity securities of the Company to the public under the Securities Act. “Acquisition” has the meaning given to such term in the Plan; provided that, to the extent the RSUs constitute non-qualified deferred compensation subject to Section 409A of the Code, no transaction or event will constitute an Acquisition unless the transaction or event qualifies as a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, in each case within the meaning of Treasury Regulation 1.409A-3(i)(5). A “Public Company Acquisition” shall mean an acquisition, merger, or other similar transaction whereby, immediately following and as a result of such transaction, the common stock of the surviving entity or the parent entity (or other similar securities) is publicly traded on a national stock exchange in a public offering pursuant to an effective registration statement under the Securities Act.

Liquidity Event Deadline:	[Month Day, Year – to be 7 years from the Grant Date]
Forfeiture Upon Liquidity Event Deadline:	If a Liquidity Event has not occurred by the Liquidity Event Deadline, all RSUs (including any that have become Payable Units) will be immediately forfeited as of such date for no consideration without any requirement for further action.

Additional Terms & Acknowledgement:
The Grantee and the Company agree that the RSUs are granted under and governed by this Grant Notice and by the provisions of the Plan, the Payable Unit Schedule and the Award Agreement. The Plan, the Payable Unit Schedule and the Award Agreement are incorporated herein by reference. The Grantee acknowledges receipt of a copy of this Grant Notice, the Plan, the Payable Unit Schedule and the Award Agreement, represents that the Grantee has carefully read and is familiar with their provisions, and hereby accepts the RSUs subject to all of their respective terms and conditions. Notwithstanding anything in the prior sentence, if the Grantee has not actively accepted the RSUs within 3 months of the Grant Date, the Grantee is deemed to have accepted the RSUs, subject to all of the terms and conditions in this Grant Notice, the Plan, the Payable Unit Schedule and the Award Agreement.
This Grant Notice may be executed and delivered electronically whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By the Grantee’s acceptance hereof (whether written, electronic or otherwise), the Grantee agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, the Grantee accepts the electronic delivery of any documents that the Company (or any third party the Company may designate), may deliver in connection with this grant (including the Plan, this Grant Notice, the Payable Unit Schedule, the Award Agreement, the information described in Rules 701(e)(2), (3), (4) and (5) under the Securities Act, account statements, or other communications or information) whether via the Company’s intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by the Company.

*    *    *    *    *

WEWORK INC.
By
Name:
Title:
Date:

By clicking the applicable acceptance box on the Shareworks platform, or any successor or replacement platform or system thereto, Grantee agrees to all of the terms and conditions described in this Grant Notice, the Payable Unit Schedule, the Award Agreement and the Plan.

ATTACHMENTS:
Exhibit A – Payable Unit Schedule for Performance Restricted Stock Unit Grant
Exhibit B – Performance Restricted Stock Unit Award Agreement

EXHIBIT A
Payable Unit SCHEDULE FOR
PERFORMANCE Restricted Stock Unit GRANT

WEWORK INC.
(Formerly known as The We Company)

2015 EQUITY INCENTIVE PLAN
I.    Earned RSUs
All or a portion of the RSUs shall become earned and eligible to become Payable Units (“Earned”) based on the achievement of Performance Goal 1 and/or Performance Goal 2 (each, a “Performance Goal”) at the Minimum, Partial, Target, or Maximum threshold level, as set forth in Charts I and II below. If both Performance Goals are achieved at one or more threshold levels, the achievement that results in the greater number of RSUs becoming Earned will apply for purposes of determining the portion of the RSUs that become Earned and which will become Payable Units in accordance with Section II below, and no additional RSUs will become Earned until WeWork achieves a higher level of achievement of Performance Goal 1 or Performance Goal 2, as applicable. For example, if Performance Goal 1 is achieved at the Target level and Performance Goal 2 is achieved at the Minimum level, then Performance Goal 1 will apply for purposes of determining the number of RSUs that become Earned (two-thirds, in this scenario), and no additional RSUs will become Earned until Performance Goal 1 or Performance Goal 2 is achieved at the Maximum level. The Committee shall certify the achievement of a Performance Goal in writing promptly following such achievement. If any portion of the RSUs have not become Earned by December 31, 2024, that portion of the RSUs will be forfeited.

CHART I—Performance Goal 1
Threshold Level	Performance Goal 1	# Shares Earned
Minimum	$0.8 billion ≤ Unlevered Operating Free Cash Flow < $1.0 billion	One-third of the Maximum Number of RSUs, rounded down to the nearest whole RSU.
Target	$1.0 billion ≤ Unlevered Operating Free Cash Flow < $1.3 billion	An additional one-third of the Maximum Number of RSUs, rounded down to the nearest whole RSU.
Maximum	$1.3 billion ≤ Unlevered Operating Free Cash Flow	The remaining one-third of the Maximum Number of RSUs, rounded up to the nearest whole RSU.

CHART II—Performance Goal 2
Threshold Level	Performance Goal 2	# Shares Earned
Minimum	$12 ≤ Share Price < $15	One-sixth of the Maximum Number of RSUs, rounded down to the nearest whole RSU.
Partial	$15 ≤ Share Price < $20	An additional one-sixth of the Maximum Number of RSUs, rounded down to the nearest whole RSU.
Target	$20 ≤ Share Price < $25	An additional one-third of the Maximum Number of RSUs, rounded down to the nearest whole RSU.
Maximum	$25 ≤ Share Price	The remaining one-third of the Maximum Number of RSUs, rounded up to the nearest whole RSU.

II.    Payable Units
Any portion of the RSUs that becomes Earned based on Charts I and II (such portion, an “Earned Portion”) shall become Payable Units when the service conditions set forth in Charts III and/or IV below are met. For the avoidance of doubt, an Earned Portion shall become Payable Units on the earliest possible date in Chart III or Chart IV, based on the applicable Performance Goal achievement, and shall then vest in accordance with the Vesting Schedule in the Grant Notice and be settled in accordance with Section 3 of the Award Agreement.

CHART III
When Performance Goal 1 Is Achieved	Service Condition
Performance Goal 1 is achieved on or before December 31, 2022.	50% of the Earned Portion resulting from the achievement of such Performance Goal shall become Payable Units on March 31, 2023 and the remaining 50% of such Earned Portion shall become Payable Units on March 31, 2024, in each case: (A) disregarding any portion of the Earned Portion that became Payable Units, or shall become Payable Units, as of an earlier date due to the satisfaction of a Performance Goal; and (B) subject to Grantee’s continued employment or services through each applicable date (unless otherwise provided in Section 5 of the Award Agreement).
Performance Goal 1 is achieved between January 1, 2023 and December 31, 2023 (inclusive of such dates).	100% of the Earned Portion resulting from the achievement of such Performance Goal (but disregarding any portion thereof that became Payable Units, or shall become Payable Units, as of an earlier date due to the satisfaction of a Performance Goal) shall become Payable Units on March 31, 2024, subject to Grantee’s continued employment or services through such date (unless otherwise provided in Section 5 of the Award Agreement).
Performance Goal 1 is achieved between January 1, 2024 and December 31, 2024 (inclusive of such dates).	100% of the Earned Portion resulting from the achievement of such Performance Goal (but disregarding any portion thereof that became Payable Units, or shall become Payable Units, as of an earlier date due to the satisfaction of a Performance Goal) shall become Payable Units on March 31, 2025, subject to Grantee’s continued employment or services through such date (unless otherwise provided in Section 5 of the Award Agreement).

CHART IV
When Performance Goal 2 Is Achieved	Service Condition
Performance Goal 2 is achieved only at the Minimum level (and not at the Partial, Target, or Maximum level) on or before December 31, 2022.	100% of the Earned Portion resulting from the achievement of such Performance Goal shall become Payable Units on December 31, 2022, subject to Grantee’s continued employment or services through such date (unless otherwise provided in Section 5 of the Award Agreement).
Performance Goal 2 is achieved at the Partial, Target, or Maximum level on or before December 31, 2022.	50% of the Earned Portion resulting from the achievement of such Performance Goal shall become Payable Units on December 31, 2022, and the remaining 50% of such Earned Portion shall become Payable Units on December 31, 2023, in each case: (A) disregarding any portion of the Earned Portion of RSUs that became Payable Units, or shall become Payable Units, as of an earlier date due to prior satisfaction of a Performance Goal; and (B) subject to Grantee’s continued employment or services through each applicable date (unless otherwise provided in Section 5 of the Award Agreement).
Performance Goal 2 is achieved between January 1, 2023 and December 31, 2023 (inclusive of such dates).	100% of the Earned Portion resulting from the achievement of such Performance Goal (but disregarding any portion thereof that became Payable Units, or shall become Payable Units, as of an earlier date due to prior satisfaction of a Performance Goal) shall become Payable Units on December 31, 2023, subject to Grantee’s continued employment or services through such date (unless otherwise provided in Section 5 of the Award Agreement).
Performance Goal 2 is achieved between January 1, 2024 and December 31, 2024 (inclusive of such dates).	100% of the Earned Portion resulting from the achievement of such Performance Goal (but disregarding any portion thereof that became Payable Units, or shall become Payable Units, as of an earlier date due to prior satisfaction of a Performance Goal) shall become Payable Units on December 31, 2024, subject to Grantee’s continued employment or services through such date (unless otherwise provided in Section 5 of the Award Agreement).

III.    Definitions
Definitions for Performance Goal 1
“Unlevered Operating Free Cash Flow” shall mean Adjusted EBITDA Excluding Non-Cash GAAP Straight-Line Lease Cost and Amortization less Net Capital Expenditures, in each case, measured for the trailing four calendar quarters as of the measurement date. Unlevered Operating Free Cash Flow shall be measured on a quarterly basis as of the last day of each calendar quarter.
“Adjusted EBITDA Excluding Non-Cash GAAP Straight-Line Lease Cost and Amortization” shall mean net loss before income tax (benefit) provision, interest and other (income) expense, depreciation and amortization expense, stock-based compensation expense, expense related to stock-based payments for services rendered by consultants, income or expense relating to the changes in fair value of assets and liabilities remeasured to fair value on a recurring basis, expense related to costs associated with mergers, acquisitions, divestitures and capital raising activities, legal, tax and regulatory reserves or settlements, significant non-ordinary course asset impairment charges and, to the extent applicable, any impact of discontinued operations, restructuring charges, and other gains and losses on operating assets. This figure also excludes the impact of non-cash GAAP straight-line lease cost and amortization of lease incentives.
“Net Capital Expenditures” shall mean the gross purchases of property and equipment, as reported in “cash flows from investing activities” in the consolidated statements of cash flows, less cash collected from landlords for tenant improvement allowances, as reported in the “supplemental cash flow disclosures” schedule in the cash flow statement.
Definitions for Performance Goal 2
“Share Price” shall be measured on a continuous basis during the period beginning on the first day after the nine-month anniversary of the Applicable Event Date and ending on December 31, 2024, and shall mean the volume-weighted average price of one share of the Company’s Class A Common Stock over the preceding 90 consecutive calendar day period that ends on such measurement date, as reported by Bloomberg. In the event of a Public Company Acquisition, for purposes of this definition, references to “the Company’s Class A Common Stock” will instead refer to the stock of the surviving entity or parent entity or other similar securities that are publicly traded in connection with a Public Company Acquisition, and the Share Price may be proportionately adjusted by the Board or the Committee, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws. If the Company’s Class A Common Stock is not publicly traded on any national securities exchange, “Share Price” shall be measured only as of the closing date of a Capital Raise Transaction that occurs during the period beginning on the Grant Date and ending on December 31, 2024, and shall mean the per share issue price or per share purchase price of the Company’s securities that are issued or transferred in the Capital Raise Transaction.
“Applicable Event Date” means the date on which the Company becomes (or becomes a subsidiary of) a publicly traded company with shares traded on the New York Stock Exchange, NASDAQ, or other similar national exchange, by either (i) an IPO, or (ii) a Public Company Acquisition.
“Capital Raise Transaction” shall mean any issuance, purchase or transfer of the Company’s securities after the Grant Date that results in cash proceeds of at least $500 million to the Company. For the avoidance of doubt, a Capital Raise Transaction shall not occur upon the issuance, purchase or transfer of the securities of a subsidiary of the Company, including but not limited to WeWork Japan G.K., WeWork Asia Holding Company B.V., or WeWork Greater China Holding Company B.V.
IV.    Committee Authority
The Committee may, in its sole discretion, provide that any evaluation of performance under a Performance Goal shall include or exclude any of the following items or events that occur during the relevant measurement period: (i) the effects of charges for restructurings, discontinued operations, or unusual or infrequently occurring items, (ii) items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle, (iii) litigation, claims, judgments, settlements or loss contingencies, (iv) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, and/or (v) any other items of significant income or expense which are determined to be appropriate adjustments.
The Committee shall have the authority (x) to equitably adjust the number of RSUs underlying the Earned Portion of the RSUs if it determines on or prior to the two-year anniversary of the date on which the RSUs were previously deemed Earned that a Performance Goal was erroneously determined to be achieved (or not to be achieved), and (y) to reclassify any unvested Payable Units as RSUs that are not Payable Units and to require that Grantee return any Shares that would not have been issued but for such erroneous determination.

EXHIBIT B
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

WEWORK INC.

2015 EQUITY INCENTIVE PLAN

This Award Agreement (this “RSU Award Agreement”) is made by and between the Company and the Grantee. Capitalized terms not defined herein shall have the meaning ascribed to them in the WeWork Inc. 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), the Performance Restricted Stock Unit Grant Notice attached as the facing page(s) to this RSU Award Agreement (the “Grant Notice”), or the Payable Unit Schedule for Performance Restricted Stock Unit Grant (the “Payable Unit Schedule”), as applicable. References to this RSU Award Agreement shall also be deemed to include a reference to the Grant Notice and the Payable Unit Schedule, unless the context provides otherwise.
1.Grant of Restricted Stock Units. The Company hereby grants to the Grantee the maximum number of restricted stock units (the “RSUs”) as set forth in the Grant Notice, subject to all of the terms and conditions of this RSU Award Agreement and the Plan.
2.Vesting. The RSUs will become Payable Units (as defined in the Grant Notice) in accordance with the Payable Unit Schedule set forth on Exhibit A. Payable Units will vest, if at all, in accordance with the Vesting Schedule set forth in the Grant Notice. Notwithstanding anything to the contrary in this Award Agreement, no RSUs will become eligible to vest before the occurrence of a Liquidity Event (as defined in the Grant Notice).
3.Settlement. Each RSU granted hereunder shall represent the right to receive one (1) share of the Company’s Class A Common Stock (a “Share”). Each Share underlying a Vested RSU shall be issued to the Grantee within 10 business days following the applicable Vesting Date. The number of Shares deliverable hereunder upon each Vesting Date shall be rounded down to the nearest whole share (except in the case of the final vesting tranche). In the event that the Liquidity Event is a Public Company Acquisition, consistent with Section 2.3 of the Plan (Adjustment of Shares) (or any successor provision), the number of Shares deliverable hereunder upon a Vesting Date will (to the extent appropriate) be proportionately adjusted by the Board or the Committee, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws.
4.Liquidity Event Deadline. If a Liquidity Event has not occurred by the Liquidity Event Deadline specified in the Grant Notice, this RSU Award Agreement shall immediately terminate as of such date and all of the RSUs (including any that have become Payable Units) will be immediately forfeited by the Grantee for no consideration without any requirement for further action.
5.Termination.
(a)Treatment Upon Termination.
(i)Qualifying Termination. In the event the Grantee incurs a Qualifying Termination (as defined below), (1) any portion of the RSUs (a) that is Earned pursuant to the Payable Units Schedule as of the Termination Date but are not Payable Units as of the Termination Date and (b) that would have become Payable Units within the same calendar year as the Termination Date if the Grantee had continued in employment or continued providing services through the applicable date set forth in the Payable Units Schedule, shall immediately become Payable Units as of the Termination Date, (2) any portion of the RSUs that are not Earned as of the Termination Date, or that are Earned but do not become Payable Units in accordance with the preceding clause (1), shall be immediately forfeited by the Grantee and cancelled as of the Termination Date, and (3) if a Liquidity Event has not occurred as of the Termination Date, any portion of the RSUs that are Payable Units (including any portion that becomes Payable Units in accordance with the foregoing subclause (1)) shall remain outstanding Payable Units until the earlier of (x) the date of a Liquidity Event and (y) the Liquidity Event Deadline specified in the Grant Notice. For the avoidance of doubt, if a Liquidity Event has occurred as of the Termination Date, any portion of the RSUs that become Payable Units in connection with the Grantee’s Qualifying Termination in accordance with the preceding sentence shall become Vested RSUs in accordance with the Vesting Schedule set forth in the Grant Notice, and shall be settled in accordance with Section 3 above.
(ii)Voluntary Resignation. In the event of the Grantee’s resignation without Good Reason at any time, (1) any portion of the RSUs that are not Payable Units as of the Termination Date shall be immediately forfeited by the Grantee and cancelled as of the Termination Date and (2)  if a Liquidity Event has not occurred as of the Termination Date, any portion of the RSUs that are Payable Units as of the Termination Date shall remain outstanding Payable Units until the earlier of (x) the date of a Liquidity Event and (y) the Liquidity Event Deadline specified in the Grant Notice.
(iii)Cause Termination. In the event the Grantee’s employment or other service relationship with the Company terminates for Cause at any time, all of the RSUs (to the extent not previously settled, and including any that have become Payable Units) shall be immediately forfeited as of the Termination Date, or at such later time and on such conditions as may be affirmatively determined by the Committee.
(b)Post-Termination for Cause Determination. Notwithstanding anything to the contrary, in the event that the Grantee is Terminated other than for Cause and the Company subsequently determines in good faith that either (i) the Grantee breached, at any time, any invention or non-disclosure agreement and/or non-competition agreement and/or non-solicitation agreement with the Company or its Affiliates, as applicable, which breach (if curable) is not cured within ten days after written notice thereof or (ii) termination for Cause would have been warranted based on acts or omissions that occurred prior to Termination but became known to the Company thereafter, all of the RSUs (to the extent not previously settled, and including any that have become Payable Units) shall be immediately forfeited as of such determination. For purposes of this Section 5(b), acts or omissions will be deemed known to the Company if the head of the Company’s Legal or Human Resources departments knew, or reasonably should have known, about such act or omission.
(c)No Obligation to Employ. Nothing in the Plan or this RSU Award Agreement shall confer on the Grantee any right to continue in the employ of, or other relationship with, the Company or any Affiliate, or limit in any way the right of the Company or any Affiliate to terminate the Grantee’s employment or other relationship at any time, with or without Cause.
(d)Definitions.
(i)Notwithstanding anything in the Plan to the contrary, “Cause” shall have the meaning ascribed to such term in the Grantee’s employment or service agreement with the Company or Affiliate thereof. If no such agreement is in effect for the Grantee, or such agreement does not contain a definition of such term, then “Cause” shall mean: (1) the Grantee’s gross negligence or gross misconduct in the performance of the Grantee’s duties; (2) the Grantee’s refusal or willful failure to substantially perform the Grantee’s duties to the Company or the Affiliate of the Company that employs or retains the Grantee, as applicable (“Employer”) after the Grantee was warned by the Company or Employer in writing as to the Grantee’s failure to so perform and the Grantee failed to cure such failure within 10 days following such warning; (3) the Grantee’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company or its Affiliates; (4) the Grantee’s violation of a confidentiality, non-solicitation, non-competition, or non-disparagement obligation to the Company or its Affiliates, whether pursuant to agreement, policy or otherwise; (5) the Grantee’s improper disclosure of proprietary information or trade secrets of the Company, its Affiliates or their business; (6) the Grantee’s falsification of any records or documents of the Company or its Affiliates; (7) the Grantee’s material non-compliance with a law or regulatory rule applicable to the Company’s business or any material Company policy, including but not limited to the Company’s Workplace Conduct policy and its Code of Ethics; (8) the Grantee’s indictment for a felony or crime involving moral turpitude; (9) the Grantee’s engaging in behavior that risks harm to the reputation of the Company or its Affiliates or puts the Grantee at material risk of being prohibited from working for the Company; (10) the Grantee’s other willful action that is materially harmful to the business, interests or reputation of the Company or its Affiliates; or (11) the Grantee’s failure to improve the Grantee’s work performance to an acceptable level after the Grantee was warned by the Company in writing as to the Grantee’s unsatisfactory performance and the Grantee failed to cure such failure within 10 days following such warning.
(ii)“Good Reason” shall have the meaning ascribed to such term in the Grantee’s employment or service agreement with the Company or Affiliate thereof. If no such agreement is in effect for the Grantee, or such agreement does not contain a definition of such term, then “Good Reason” shall mean: (1) the requirement by the Company that the Grantee’s principal place of employment be relocated more than 50 miles from the city in which the Grantee’s principal place of employment is located as of the Grant Date; or (2) a material reduction in Grantee’s base salary, other than a reduction that is part of a broad-based reduction of base salary applicable to similarly situated employees of the Company or the Employer, as applicable. Good Reason shall not exist unless (a) the Company or the Employer, as applicable, has received written notice of such Good Reason from the Grantee within 30 days after the first occurrence of the alleged event of Good Reason, (b) the Company or the Employer, as applicable, does not cure within 30 days after receipt of such notice, and (c) the Grantee terminates employment for Good Reason within 90 days following the first occurrence of such event.
(iii)“Qualifying Termination” shall mean a termination of the Grantee’s employment: (i) by the Company without Cause, (ii) by the Grantee for Good Reason, or (iii) due to the Grantee’s death or Disability.
6.[Reserved]
7.RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
8.Limitations on Issuance. The Shares issuable pursuant to this RSU Award Agreement may not be issued unless such issuance is in compliance with all applicable federal and state securities laws, as they are in effect on the date of issuance.
9.Tax Withholding. Prior to the issuance of the Shares pursuant to Section 3 of this RSU Award Agreement, the Grantee must pay or provide for any applicable federal, state and local withholding obligations of the Company (the amount of which is referred to herein as the “withholding obligation”). If the Committee permits, the Grantee may provide for payment of the withholding obligation upon issuance of the Shares by requesting that the Company retain the number of Shares with a Fair Market Value equal to the amount of taxes required to be withheld (“share withholding”); or to arrange a mandatory “sell to cover” on the Grantee’s behalf (without further authorization); but in no event will the Company withhold Shares or “sell to cover” if such withholding would result in adverse accounting consequences to the Company. In case of share withholding or a sell to cover, the Company shall issue the net number of Shares to the Grantee by deducting the Shares retained from the Shares issuable pursuant to this RSU Award Agreement.
10.Issuance of Shares. The Company shall issue the Shares issuable pursuant to this RSU Award Agreement registered in the name of the Grantee, the Grantee’s authorized assignee, or the Grantee’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.
11.Section 409A Compliance. The intent of the parties is that payments and benefits under this RSU Award Agreement are intended to qualify under the short-term deferral exception to Section 409A of the Code, and accordingly, to the maximum extent permitted, this RSU Award Agreement shall be interpreted and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, the Grantee shall not be considered to have terminated employment with the Company for purposes of any payments under this RSU Award Agreement which are subject to Section 409A of the Code until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this RSU Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this RSU Award Agreement or any other arrangement between the Grantee and the Company during the six-month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death). The Company makes no representation that any or all of the payments described in this RSU Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.
12.Compliance with Laws and Regulations. The Plan and this RSU Award Agreement are intended to comply with Section 25102(o) and Rule 701. Any provision of this RSU Award Agreement that is inconsistent with Section 25102(o) or Rule 701 shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 25102(o) and/or Rule 701. The issuance and transfer of Shares pursuant to this RSU Award Agreement shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of such issuance or transfer. The Grantee understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.
13.Nontransferability of RSUs. The RSUs granted hereunder may not be transferred in any manner other than by will, by the laws of descent and distribution or by instrument to a testamentary trust in which the RSUs are to be passed to beneficiaries upon the death of the trustor (settlor) or a revocable trust, or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e). The terms of this RSU Award Agreement shall be binding upon the executors, administrators, successors and assigns of the Grantee.

14.Restrictions on Transfer.
(a)Disposition of Shares. The Grantee hereby agrees that the Grantee shall make no disposition of any of the Shares (other than as permitted by this RSU Award Agreement) unless and until:
(i)The Grantee shall have notified the Company of the proposed disposition and provided a written summary of the terms and conditions of the proposed disposition;
(ii)The Grantee shall have complied with all requirements of this RSU Award Agreement applicable to the disposition of the Shares;
(iii)The Grantee shall have provided the Company with written assurances, in form and substance satisfactory to counsel for the Company, that (i) the proposed disposition does not require registration of the Shares under the Securities Act or under any applicable state securities laws or (ii) all appropriate actions necessary for compliance with the registration requirements of the Securities Act or of any exemption from registration available under the Securities Act (including Rule 144) or applicable state securities laws have been taken; and
(iv)The Grantee shall have provided the Company with written assurances, in form and substance satisfactory to the Company, that the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Shares pursuant to the provisions of the regulations promulgated under Section 25102(o), Rule 701 or under any other applicable securities laws or adversely affect the Company’s ability to rely on the exemption(s) from registration under the Securities Act or under any other applicable securities laws for the grant of the RSUs, the issuance of Shares thereunder or any other issuance of securities under the Plan.
(b)Restriction on Transfer. The Grantee shall not transfer, assign, grant a lien or security interest in, pledge, hypothecate, encumber or otherwise dispose of any of the Shares issuable pursuant to the RSUs, other than: (i) the transfer of any or all of the Shares during the Grantee’s lifetime by gift or on the Grantee’s death by will or intestacy to any member(s) of the Grantee’s “Immediate Family” (as defined below) or to a trust for the benefit of the Grantee and/or member(s) of the Grantee’s Immediate Family, provided that each transferee or other recipient agrees in a writing satisfactory to the Company that the provisions of this Section will continue to apply to the transferred Shares in the hands of such transferee or other recipient; (ii) any transfer of Shares made pursuant to a statutory merger, statutory consolidation of the Company with or into another corporation or corporations or a conversion of the Company into another form of legal entity (except that the Company’s right of first refusal under the Stockholders’ Agreement will continue to apply thereafter to such Shares, in which case the surviving corporation of such merger or consolidation or the resulting entity of such conversion shall succeed to the rights of the Company under this Section unless the agreement of merger or consolidation or conversion expressly otherwise provides); or (iii) any transfer of Shares pursuant to the winding up and dissolution of the Company. As used herein, the term “Immediate Family” will mean the Grantee’s spouse, the lineal descendant or antecedent, father, mother, brother or sister, child, adopted child, grandchild or adopted grandchild of the Grantee or the Grantee’s spouse, or the spouse of any of the above or Spousal Equivalent, as defined herein. As used herein, a person is deemed to be a “Spousal Equivalent” provided the following circumstances are true: (i) irrespective of whether or not the Grantee and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (ii) they intend to remain so indefinitely, (iii) neither are married to anyone else, (iv) both are at least 18 years of age and mentally competent to consent to contract, (v) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (vi) they are jointly responsible for each other’s common welfare and financial obligations, and (vii) they reside together in the same residence for the last twelve (12) months and intend to do so indefinitely.
(c)Transferee Obligations. Each person (other than the Company) to whom the Shares are transferred by means of one of the permitted transfers specified in this RSU Award Agreement must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this RSU Award Agreement and that the transferred Shares are subject to (i) the Stockholders’ Agreement (as in Section 16(b)) and (ii) the market stand-off provisions of Section 15 below, to the same extent such Shares would be so subject if retained by the Grantee.
(d)Termination of Restrictions. The restrictions in this Section 14 shall cease to apply on and after the occurrence of an IPO or the closing of a Public Company Acquisition.
15.Market Standoff Agreement.
(a)The Grantee hereby agrees that he or she will not, and will not cause or direct any of third party to, without the prior written consent of the managing underwriters, during the period commencing on the date of the initial public filing of a registration statement relating to an initial public offering of any series of common stock of the Company (the “IPO”) and ending on the date that is one hundred eighty (180) days from the date of the final prospectus relating to the IPO, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, make any short sale, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company or any securities convertible into or exercisable or exchangeable (directly or indirectly) for, or that represent the right to receive, shares of common stock of the Company (collectively, “Other Securities”), (ii) enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock of the Company or Other Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of common stock of the Company or Other Securities, in cash or otherwise, or (iii) publicly disclose the intention to take any of the actions restricted by clause (i) or (ii). The foregoing restrictions will also apply in the same manner in the event of a Public Company Acquisition, with the one hundred eighty (180) day period beginning as of the closing of such Public Company Acquisition (unless, and to the extent, a shorter period is provided for by the Board or the Committee).
(b)The Grantee hereby agrees and consents to the entry of stop transfer instructions against the transfer of his or her shares of common stock of the Company or Other Securities until the end of such period. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 15 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Grantee further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO that are consistent with this Section 15 or that are necessary to give further effect thereto. The Grantee further agrees to execute any agreements that may be reasonably requested in connection with a Public Company Acquisition to effectuate the restrictions set forth in this Section 15.
16.Rights as a Stockholder; Effect of Stockholders’ Agreement.
(a)Rights as a Stockholder. The Grantee shall not have any of the rights of a stockholder with respect to any Shares including any voting rights or any rights to dividends or other distributions (or equivalent or related payments), unless and until Shares are issued to the Grantee. Subject to the terms and conditions of this RSU Award Agreement, the Grantee will have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Shares are issued to the Grantee pursuant to Section 3 of this RSU Award Agreement, until such time as the Grantee disposes of the Shares.
(b)Effect of Stockholders’ Agreement. If Shares are issued to the Grantee pursuant to this RSU Award Agreement, the Grantee agrees that upon such issuance he or she will become a party to or otherwise bound by (i) the Stockholders’ Agreement, dated as of October 30, 2019, among the Company and certain stockholders and other investors in the Company, as such may be amended and/or restated from time to time and/or (ii) any other agreement that is a successor to or replacement of such agreement (collectively, the “Stockholders’ Agreement”), including any provisions in the Stockholders’ Agreement granting the Company and/or other security holders of the Company rights of first refusal and/or co-sale rights with respect to any or all of the Shares, until the Stockholders’ Agreement is no longer in effect. The restrictions in this Section 16(b) shall cease to apply on and after the occurrence of an IPO or the closing of a Public Company Acquisition.
17.Escrow. As security for the Grantee’s faithful performance of this RSU Award Agreement, the Grantee agrees, immediately upon receipt of the stock certificate(s) evidencing the Shares, to deliver such certificate(s) to the Secretary of the Company or other designee of the Company (the “Escrow Holder”), who is hereby appointed to hold such certificate(s) in escrow and to take all such actions and to effectuate all such transfers and/or releases of such Shares as are in accordance with the terms of this RSU Award Agreement. The Grantee and the Company agree that Escrow Holder will not be liable to any party to this RSU Award Agreement (or to any other party) for any actions or omissions unless Escrow Holder is grossly negligent or intentionally fraudulent in carrying out the duties of Escrow Holder under this RSU Award Agreement. Escrow Holder may rely upon any letter, notice or other document executed with any signature purported to be genuine and may rely on the advice of counsel and obey any order of any court with respect to the transactions contemplated by this RSU Award Agreement and will not be liable for any act or omission taken by Escrow Holder in good faith reliance on such documents, the advice of counsel or a court order. The restrictions in this Section 17 shall cease to apply on and after the occurrence of an IPO or the closing of a Public Company Acquisition.
18.Stockholders’ Agreement. As a material inducement and consideration for the Company to enter into this RSU Award Agreement, the Grantee hereby agrees that if the Company requests the Grantee to enter into and become a party to the Stockholders’ Agreement (and, among other things, (i) to subject the Shares to the rights of first refusal held by the Company and other Company investors thereunder and the co-sale rights of other investors thereunder and (ii) pursuant to which the Grantee would agree to vote all shares of Company stock held by the Grantee for the election of directors and in favor of certain material transactions (such as mergers or sales of the Company)), then the Grantee will enter into such agreement and execute and deliver a signature page thereto (as requested by the Company) in such capacity as the Company requests, at the time of the issuance of Shares pursuant to Section 3 of this RSU Award Agreement and as a condition to such issuance or at any later time. The restrictions in this Section 18 shall cease to apply on and after the occurrence of an IPO or the closing of a Public Company Acquisition.
19.Restrictive Legends and Stop-Transfer Orders.
(a)Legends. The Grantee understands and agrees that the Company will, to the extent required or deemed advisable by the Committee, place the legends set forth below or similar legends on any stock certificate(s) evidencing the Shares, together with any other legends that may be required by state or U.S. Federal securities laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between the Grantee and the Company, or any agreement between the Grantee and any third party (and any other legend(s) that the Company may become obligated to place on the stock certificate(s) evidencing the Shares under the terms of any agreement to which the Company is or may become bound or obligated):
(i)THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
(ii) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON RESALE AND TRANSFER, INCLUDING THE RIGHT OF FIRST REFUSAL HELD BY THE ISSUER AND/OR ITS ASSIGNEE(S) AS SET FORTH IN THE COMPANY’S STOCKHOLDERS’ AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH SALE AND TRANSFER RESTRICTIONS, INCLUDING THE RIGHT OF FIRST REFUSAL, ARE BINDING ON TRANSFEREES OF THESE SHARES.
(iii)THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STANDOFF RESTRICTION AS SET FORTH IN A CERTAIN RESTRICTED STOCK UNIT AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO UP TO 180 DAYS (AND POSSIBLY LONGER) AFTER THE EFFECTIVE DATE OF CERTAIN PUBLIC OFFERINGS OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.
The Grantee agrees that if the Grantee becomes a party to the Stockholders’ Agreement, then the Grantee agrees that the stock certificate(s) evidencing the Shares shall, in addition, bear any legends required under the Stockholders’ Agreement.
(b)Stop-Transfer Instructions. The Grantee agrees that, to ensure compliance with the restrictions imposed by this RSU Award Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c)Refusal to Transfer. The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this RSU Award Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares have been so transferred.

20.Insider Trading Policies and Laws. The Grantee shall comply with the Company’s insider trading policy and code of conduct (or related policies) as may be adopted or amended from time to time by the Board (or a duly authorized committee thereof). In addition, the Grantee shall comply with any applicable insider trading restrictions under securities laws, market abuse laws and/or other similar laws in the United States and in the Grantee’s country of residence (if different).
21.General Provisions
(a)Interpretation. Any dispute regarding the interpretation of this RSU Award Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Grantee.
(b)Entire RSU Award Agreement. This RSU Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior undertakings and agreements with respect to such subject matter.
22.Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this RSU Award Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this RSU Award Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time an electronic confirmation of receipt is received, if delivery is by email; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. Any notice for delivery outside the United States will be sent by email, facsimile or by express courier. Any notice not delivered personally or by email will be sent with postage and/or other charges prepaid and properly addressed to the Grantee at the last known address on the books of the Company, or at such other address as such other party may designate by one of the indicated means of notice herein to the other parties hereto or, in the case of the Company, to it at its principal place of business. Notices to the Company will be marked “Attention: Chief Legal Officer.”
23.Successors and Assigns. The Company may assign any of its rights under this RSU Award Agreement. This RSU Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this RSU Award Agreement shall be binding upon the Grantee and the Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.
24.Governing Law. This RSU Award Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.
25.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this RSU Award Agreement.
26.Titles and Headings. The titles, captions and headings of this RSU Award Agreement are included for ease of reference only and will be disregarded in interpreting or construing this RSU Award Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this RSU Award Agreement.

27.Counterparts. This RSU Award Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
28.Severability. If any provision of this RSU Award Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this RSU Award Agreement and the remainder of this RSU Award Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this RSU Award Agreement. Notwithstanding the forgoing, if the value of this RSU Award Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.
29.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
30.Addendum. Notwithstanding the provisions in this RSU Award Agreement, if the Grantee resides and/or works outside the United States, as determined by the Company, the RSUs shall be subject to the special terms and conditions set forth in the addendum to this RSU Award Agreement (the “Addendum”). Moreover, if the Grantee relocates to one of the jurisdictions included in the Addendum, the special terms and conditions for such jurisdiction will apply to the RSUs to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. To the extent required by applicable law and/or to avoid adverse consequences for either the Grantee or the Company, additional terms and conditions may be applied to the RSUs if the Grantee relocates to a jurisdiction not included in the Addendum. The Addendum constitutes a part of this RSU Award Agreement.

ADDENDUM
TO THE PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE WEWORK INC. 2015 EQUITY INCENTIVE PLAN
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the WeWork Inc. 2015 Equity Incentive Plan, as amended from time to time (the “Plan”) and/or the Performance Restricted Stock Unit Award Agreement to which this Addendum is attached (the “RSU Award Agreement”).
Terms and Conditions
This Addendum includes special terms and conditions that govern the RSUs granted to the Grantee under the Plan if the Grantee resides and/or works in one of the countries listed below, as determined by the Company.
If the Grantee is a citizen or resident of a country other than the one in which he or she is currently working and/or residing, transfers to another country after the grant date, changes employment status to a consultant position, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to the Grantee.
Notifications
This Addendum also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is provided solely for the convenience of the Grantee and is based on the securities, exchange control and other laws in effect in the respective countries as of January 1, 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date by the time the RSUs vest or are settled or the Grantee sells any Shares.
In addition, the information contained in this Addendum is general in nature and may not apply to the Grantee’s particular situation, and neither the Company nor its Affiliates are in a position to assure the Grantee of any particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the applicable laws in his or her country may apply to his or her situation.
Finally, the Grantee understands that if he or she is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers to another country after the grant date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Grantee in the same manner.

ALL COUNTRIES
Termination of Services. For purposes of the RSUs, the Grantee’s services will be considered terminated as of the earlier of (i) the date the Grantee receives notice of Termination from the Company or the Affiliate to which the Grantee is performing services (the “Employer”) or (ii) the date the Grantee is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) and, unless otherwise expressly provided in the RSU Award Agreement or determined by the Company, the Grantee’s right to vest in the RSUs under the RSU Award Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Company shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the RSUs (including whether the Grantee may still be considered to be providing services while on an approved leave of absence).
ALL COUNTRIES OUTSIDE THE UNITED STATES
Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer of personal data as described in the RSU Award Agreement and any other grant materials by and among, as applicable, the Company or any of its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the relevant and competent persons at the Company and its Affiliates hold certain personal information about the Grantee, including the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number(s), salary, nationality, job title, any Shares or directorships held in the Company or any Affiliate, details of all awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purpose of managing and administering the Plan. Certain Data may also constitute “Sensitive Personal Data” within the meaning of applicable local law. Such data include but are not limited to Data and any changes thereto, and other appropriate personal and financial data about the Grantee. The Grantee further understands that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and that the Company and its Affiliates may each further transfer Data to any third parties, such as a stock plan service provider, assisting the Company and its Affiliates (presently or in the future) in the implementation, administration and management of the Plan. The Grantee understands that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. Where applicable, Data will be transferred outside the European Union with adoption of appropriate safeguards such as a data transfer agreement based on the European Commission’s Model Clauses or Safe Harbor certification. The Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of administering the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to it, request a list with the names and addresses of any potential recipients of Data or refuse or withdraw the consents herein, in any case without cost, in writing by contacting the Human Resources Department of the Employer.

Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her service relationship and status with the Company or the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the RSUs or other awards to the Grantee or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative. The Grantee also warrants that where the Grantee discloses the personal data of third parties to the Company or its Affiliates in connection with the Plan, the Grantee has obtained the prior consent of such third parties for the Company and its Affiliates to collect, use and disclose their personal data for the abovementioned purposes, in accordance with any applicable laws, regulations and/or guidelines. The Grantee shall indemnify the Company and its Affiliates in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Grantee’s breach of the warranty provided for in the immediately prior sentence.
Language. If the Grantee has received the RSU Award Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Compliance with Laws and Regulations. The settlement of the RSUs and any delivery of Shares or other payment made pursuant to the settlement of the RSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of applicable securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed at the time of such issuance or transfer. The Grantee understands that neither the Company nor any of its Affiliates is under any obligation to register or qualify the Shares with any securities commission, or to seek approval or clearance from any governmental authority for the grant, vesting or settlement of the RSUs. Further, the Grantee agrees that the Company shall have unilateral authority to amend the RSU Award Agreement without the Grantee’s consent to the extent necessary to comply with securities or other laws applicable to the RSUs.
Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee or deemed by the Company or the Employer in their discretion to be an appropriate charge to the Grantee even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to the relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by: (i) requiring a cash payment paid by the Grantee; (ii) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or any Affiliate thereof in accordance with applicable law; and/or (iii) withholding from the number of Shares or other amount payable to the Grantee upon settlement of the RSUs. Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash. If the obligation for Tax-Related Items is satisfied by withholding from the amount payable to the Grantee upon settlement of the RSUs, for tax purposes, the Grantee is deemed to have been issued the full amount payable upon such settlement of the RSUs, notwithstanding that a portion of such amount was held back solely for the purpose of paying the Tax-Related Items. Finally, the Grantee agrees to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or other payment in respect of the settlement of the RSUs if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
The Grantee has obtained any necessary advice from appropriate independent professional tax, legal, and financial advisers in relation to the taxation and social contributions or taxation, financial or legal implications of the grant, vesting, settlement, assignment, release, cancellation or any other disposal of the RSUs or underlying Shares pursuant to the Plan. In signing and returning the RSU Award Agreement, the Grantee is confirming that appropriate advice has been sought from an independent adviser. Neither the Company nor any of its Affiliates has made any representation regarding applicable taxation implications. Neither the Company nor any of its Affiliates is providing any tax, legal or financial advice. Neither the Company nor any of its Affiliates is making any recommendations regarding the Grantee’s participation in the Plan.
Repatriation; Compliance with Law. The Grantee agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Grantee’s country of employment (and country of residence, if different). In addition, the Grantee agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and/or regulations in the Grantee’s country of employment (and country of residence, if different). Finally, the Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal obligations under local laws, rules and/or regulations in his or her country of employment (and country of residence, if different).
Foreign Asset and Account Reporting. The Grantee’s country of residence and/or work may have certain exchange control and/or foreign asset/account reporting requirements which may affect the Grantee’s ability to acquire or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside of the Grantee’s country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee’s country. The Grantee acknowledges that it is his or her responsibility to comply with any applicable regulations, and that the Grantee should speak to his or her personal advisor on this matter.
Imposition of Other Requirements. The Company and its Affiliates reserve the right to impose other requirements on the Grantee’s participation in the Plan, on the RSUs, and on any delivery of Shares or other payment made pursuant to the settlement of the RSUs, to the extent the Company or such Affiliate determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Settlement of RSUs. Notwithstanding any provision in the RSU Award Agreement, if the Grantee is employed and/or resides outside of the United States, the Company, in its sole discretion, may provide for the settlement of the RSUs in the form of a cash payment (in an amount equal to the Fair Market Value of the Shares that correspond to the vested RSUs) to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require the Grantee, or the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body in the Grantee’s country of employment and/or residency, (iii) would result in adverse tax consequences for the Grantee or the Company or any of its Affiliates or (iv) is administratively burdensome.
Acknowledgements. In accepting the RSUs, the Grantee acknowledges, understands and agrees that:
•the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
•the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
•all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;
•the grant of the RSUs and the Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any of its Affiliates;
•the Grantee is voluntarily participating in the Plan;
•the RSUs and any Shares or other payment made upon settlement of the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
•the RSUs and any Shares or other payment made upon settlement of the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
•the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;
•no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Termination of the Grantee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is rendering services or the terms of the Grantee’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Grantee is otherwise not entitled, the Grantee irrevocably (i) agrees never to institute any such claim against the Company or any of its Affiliates, (ii) waives his or her ability, if any, to bring any such claim, and (iii) releases the Company and its Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim;
•unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by the RSU Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
•none of the Company or any of its Affiliates shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency or the United States Dollar that may affect the value of the RSUs or of any amounts due to the Grantee pursuant to the settlement of the RSUs. To the extent that the Company determines that a currency exchange or conversion is necessary in connection with the settlement of the RSUs or any other matter, such exchange shall be calculated and determined by the Company in its sole discretion, and the Company’s determination shall be binding.
UNITED KINGDOM
Data Controller. For the purposes of the “Data Privacy” section above and compliance with applicable laws, the Company shall serve as the data controller.
Purpose and Legal Basis. The legal basis for requesting the Grantee’s explicit and unambiguous consent to the collection, use and transfer of personal data as described in the RSU Award Agreement and any other grant materials by and among, as applicable, the Company and its Affiliates is for the exclusive purpose of: (i) implementing and administering the Plan, and (ii) managing the Grantee’s participation in the Plan.
Recourse. In the event the Grantee deems the processing of his or her Data under the RSU Award Agreement to be in breach of applicable data protection laws, regulations and/or guidelines, the Grantee is entitled to submit a complaint to the Information Commissioner's Office.
Tax-Related Items. The Grantee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Grantee’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Grantee is a director or executive officer, the terms of the immediately foregoing provision will not apply. In the event that the Grantee is a director or executive officer and income tax due is not collected from or paid by the Grantee within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Grantee on which additional income tax and national insurance contributions may be payable. The Grantee acknowledges that the Grantee ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from the Grantee at any time thereafter.

Exclusion of Claim. The Grantee acknowledges and agrees that the Grantee will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Grantee ceasing to have rights under or to be entitled to the RSUs, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the award, the Grantee will be deemed to have waived irrevocably any such entitlement.